UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 11, 2007

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, SUITE 1500, SALT LAKE CITY, UTAH	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02 Results of Operations and Financial Condition.

Zions Bancorporation expects to report fully diluted earnings per common share for the quarter ended December 31, 2006 of approximately $1.31-$1.33.  Earnings are expected to be unfavorably impacted principally by the following three items:

·
We expect to incur a loss on an equipment lease related to an alleged accounting fraud at a water bottling company; our National Bank of Arizona affiliate had a $17.1 million participation in this lease. We expect to record a loss of approximately $10.9 million during the quarter and to record "Other Assets" of approximately $6.2 million (the estimated value of equipment) related to this lease. The after-tax impact of provision related to this loss is expected to be approximately $.06 per share. Zions’ net loan losses and provisions apart from this fraud-related loss are expected to be approximately equal to the third quarter amounts.

·
As previously disclosed, Zions expects to incur pre-tax expense in the fourth quarter of 2006 of approximately $7.3 million or $.04 per share due to the call premium on the early redemption of $176.3 million of 8.536% trust preferred stock issued by Zions Institutional Capital Trust A. Calling this issue is expected to reduce pre-tax interest expense by approximately $14.5 million annually.

·
Zions Bancorporation declared a preferred stock dividend of $3.8 million in December 2006 for the quarterly dividend to be paid on March 15, 2007. Under the terms of the Zions Series A Preferred Stock, this dividend had to be declared and funds set aside to pay the dividend before Zions could begin repurchasing common shares under the $400 million repurchase authorization announced on December 11, 2006. By declaring this dividend in advance late in the fourth quarter, we reduced earnings available to common stock in the quarter by the full amount of a quarter’s dividend, approximately $.04 per share.

Fundamental earnings drivers related to growth, net interest margin and credit quality during the quarter are expected to be in line with previous guidance.

As previously announced we expect to report fourth quarter 2006 earnings results after the NASDAQ market close on Tuesday, January 23, 2007. A conference call discussing the quarterly results will be held at 5:30 pm. ET on the same day. Media representatives, analysts and the public are invited to listen to the conference call by dialing 1-866-700-7477 and entering the passcode 34521752. Live audio of the call will be simultaneously broadcast over the Internet and may be accessed on the company's Web site at www.zionsbancorporation.com. The webcast will be archived and available for 30 days. In addition, a conference call replay will be available from approximately 7:30 p.m. ET on January 23 until midnight on January 30. The replay may be accessed by dialing 1-888-286-8010 and entering the passcode 50495881.

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our estimate of the range of earnings per share for the fourth quarter of 2006 and the related items.  Forward-looking statements provide current expectations or forecasts of future events, including results and determinations.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this filing.  Factors that might cause such differences include additional information concering fourth quarter results.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2005 Annual Report on Form 10-K of Zions Bancorporation filed with the Securities and Exchange Commission ("SEC") and available at the SEC's Internet site (http://www.sec.gov).  We specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

The information contained in this Item 2.02 shall be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated by reference in filings made by us under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zions Bancorporation

January 11, 2007	By:	/s/ Thomas E. Laursen
Name: Thomas E. Laursen
Title: Executive Vice President and General Counsel